Exhibit 99.1

                           [Triple Crown Media Logo]

            546 E. Main Street o Lexington, KY 40508 o 859-226-4356 o
                            www.triplecrownmedia.com

                                                               News Release
                                                               November 16, 2007

          TRIPLE CROWN MEDIA, INC. ANNOUNCES FIRST QUARTER 2008 RESULTS

Lexington, Kentucky - Triple Crown Media, Inc. (Nasdaq: TCMI) announces that for the first quarter ended September 30, 2007, total revenues were $11.9 million and loss from continuing operations was $2.2 million, or ($.42) per share compared to total revenues of $11.9 million and loss from continuing operations of $1.0 million, or ($.19) per share for the first quarter ended September 30, 2006. The quarter was adversely affected by higher interest expense due to higher average debt levels, higher corporate expenses due to non-cash share-based compensation and a lower income tax benefit.

Discontinued operations gives affect to the previously announced disposition of Host Communications, a wholly owned subsidiary of the Company.

"EBITDA for the first quarter of the fiscal year ending June 30, 2008 was $2.1 million compared to $2.3 million for the comparable quarter for the prior year, the decrease being primarily due to non-cash share-based compensation. Our publishers deserve a lot of credit for their efforts in maximizing revenues and controlling expenses when the newspaper industry is experiencing what we believe are temporary declines in: automotive, help wanted and real estate advertising" said Thomas J. Stultz, President and CEO of Triple Crown Media, Inc.

Triple Crown Media owns and operates six daily newspapers and one weekly newspaper in Georgia.

Non-GAAP Financial Measure

In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this earnings release also presents earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA is calculated by deducting operating expenses from operating income and excluding amounts related to interest expense, income tax expense or benefit, depreciation expense, amortization expense and any gain or loss on disposal of assets. The Company believes this non-GAAP financial measure provides investors with additional insight into the Company's ongoing operating performance. This non-GAAP financial measure should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP.

                                                                            (Unaudited)
                                                                         Three months ended
                                                                            September 30,
                                                                     2006                  2007
                                                              ----------------------------------------
Operating revenues                                            $           11,985    $           11,958

Expenses:
    Operating expenses before depreciation and amortization
        Publishing                                                         8,527                 8,539
        Corporate and administrative                                       1,113                 1,274
    Depreciation                                                             279                   270
    Amortization                                                             166                   165
                                                              ----------------------------------------
                                                                          10,085                10,248
                                                              ----------------------------------------

Operating income                                                           1,900                 1,710

Other expenses:
    Interest expense related to Series B preferred stock                    (113)                 (114)
    Interest expense, other                                               (3,153)               (3,505)
    Debt issue cost amortization                                            (266)                 (321)
                                                              ----------------------------------------

Loss from continuing operations before income taxes                       (1,632)               (2,230)

Income tax benefit                                                          (646)                  (20)
                                                              ----------------------------------------

Loss from continuing operations                                             (986)               (2,210)

Discontinued operations:
    Income (loss) from discontinued operations, net                          241               (24,012)
                                                              ----------------------------------------

Net loss                                                                    (745)              (26,222)

Series A preferred stock dividends accrued                                  (271)                 (272)
                                                              ----------------------------------------

Net loss available to common stockholders                     $           (1,016)   $          (26,494)
                                                              ========================================

Basic and diluted per share information:
    Loss from continuing operations                           $            (0.19)   $            (0.42)
    Loss from discontinued operations, net of tax             $             0.05    $            (4.51)
    Net loss                                                  $            (0.14)   $            (4.93)
    Net loss available to common shareholders                 $            (0.20)   $            (4.98)

Weighted average shares outstanding                                        5,169                 5,319

                                                          Three Months Ended   Three Months Ended
                                                          September 30, 2006   September 30, 2007

                                                             (Unaudited)          (Unaudited)

EBITDA:

Operating Revenues                                        $           11,985   $           11,958

Operating Expenses before depreciation and amortization                9,640                9,813

EBITDA                                                    $            2,345   $            2,145


Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act:

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, which could cause the company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, please see the Company's most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

Contacts:
Robert S. Prather, Chairman, at (404) 266-8333, or
Mark G. Meikle, Executive Vice President & Chief Financial Officer, at
(859) 226-4376